UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2016

ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Operating Officer

On January 5, 2016, the Board of Directors (the “Board”) of Anthera Pharmaceuticals, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Craig Thompson to serve as the Company’s President and Chief Operating Officer, effective January 7, 2016.  Mr. Thompson will also serve as the Company’s principal operating officer.

Mr. Thompson, 49, has over 20 years of experience in pharmaceutical development and commercialization.  Most recently he served as the Chief Operating Officer for Tetraphase Pharmaceuticals from February 2014 to December 2015, where he oversaw the development and implementation of the commercial strategy as well as the business development and commercial manufacturing.  Prior to Tetraphase Pharmaceuticals, from January 2011 to December 2014, Mr. Thompson served as the Chief Commercial Officer for Trius Therapeutics resulting in the acquisition of Trius by Cubist Pharmaceuticals for over $700 million.  Prior to Trius Therapeutics, Mr. Thompson held various positions of increasing responsibility with Pfizer from November 2003 to December 2010, with his last position as Vice President, Specialty Care.  Prior to Pfizer he held various positions of increasing responsibility at Merck and Co, Inc. from April 1993 to November 2003.  Mr. Thompson holds a Bachelor's degree in Commerce from McMaster University and a Master’s degree in Business Administration from the University of Notre Dame.

There are (a) no understandings or arrangements between Mr. Thompson and any other person pursuant to which he was appointed as President and Chief Operating Officer of the Company and (b) Mr. Thompson has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Thompson has no family relationship with any director or executive officer of the Company.

In connection with Mr. Thompson’s appointment, the Company entered into an offer letter with Mr. Thompson and  approved a grant of 380,000 stock options to Mr. Thompson under the Company’s 2013 Stock Option and Incentive Plan.  The options will vest over four years, with 95,000 becoming exercisable upon the first anniversary of the date of grant and the remaining 285,000 in equal monthly installments thereafter. Pursuant to the offer letter, Mr. Thompson’s base salary will be $400,000 per annum. Mr. Thompson is also eligible for a discretionary bonus target of up to 40% of his base salary based on certain performance goals, to be determined in the sole discretion of the Company. After Mr. Thompson is employed with the Company for 30 days, he will be eligible for severance benefits.

Resignation and Appointment of Chief Technology Officer

On January 5, 2016, Debra Odink, Ph.D. resigned as the Company’s Chief Technology Officer and was replaced by Chuck Olson, D.Sc.  Dr. Odink will continue to support the Company in a key advisory role.

With over 30 years of experience in biotech industry, Dr. Olson, 58, is a drug developer with unique scientific understanding and broad operational experience for protein based pharmaceutical products.  From his scientific background, he has gained specialized expertise in process development and technology transfer, smoothing the transition from R&D to production, and clinical product manufacturing to commercialization.  With a significant early portion of his career as a Scientist at Genentech and Staff Scientist at Bayer from 1986 to 2001, Dr. Olson subsequently held management positions with increasing levels of responsibility from 2001 to 2014 at Onyx, BioMarin, Cell Genesys, Coherus Biosciences, NGM Biopharmaceuticals and Anthera Pharmaceuticals.  Dr. Olson has a Bachelor’s degree in Biology and Chemistry, a Master’s degree in Chemistry and a Doctorate’s degree in Biochemistry.

In connection with Dr. Olson’s appointment, the Board has approved a grant of 50,000 stock options to Dr. Olson under the Company’s 2013 Stock Option and Incentive Plan.  The options will vest over four years in equal monthly installments. In addition, in connection with Dr. Olson’s appointment, the Board, upon recommendation of the Compensation Committee of the Board, approved an increase to the base salary of Dr. Olson to $315,000 per annum, with a bonus target set at 30% of his base salary.

A copy of the press release announcing Mr. Thompson’s appointment, Dr. Odink’s resignation and Dr. Olson’s appointment is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2016	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
May Liu
Senior Vice President, Finance and Administration

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated January 5, 2016